News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G UPDATES FISCAL YEAR 2010 AND FIRST QUARTER OUTLOOK; SEES RETURN TO ORGANIC SALES GROWTH IN SECOND QUARTER

CINCINNATI, Sept. 10, 2009 – The Procter & Gamble Company (NYSE:PG), while presenting at an institutional investor conference in Boston this morning, confirmed its fiscal year 2010 and July – September quarter outlook for organic sales growth.  The company also stated it expects to return to organic sales growth in the October – December quarter compared to prior year levels, following two quarters of organic sales declines.

“We acted with urgency to protect the structural economics of our business last year, and we are acting with urgency this year to deliver profitable market share growth,” said President and Chief Executive Officer Bob McDonald.

Chief Financial Officer Jon Moeller added, “We clearly see that we are approaching an inflection point in P&G’s organic sales trends.  The innovations we are launching and the investments we are making are having an impact in the market.  In addition, comparisons to prior year results will get easier as we move into the second quarter.”

P&G also updated earnings per share guidance to include the anticipated impacts from the Pharmaceutical divestiture, which was announced on August 24, 2009.  The Company said its financial guidance assumes the divestiture will close on approximately November 1, 2009.  P&G stated it plans to report financial results for the Pharmaceutical business as a Discontinued Operation beginning with the July – September quarter, which will include a restatement of prior year results.  Please see the attached reconciliation of earnings per share for more details, including a comparison of underlying “core” EPS results versus the prior year.

Fiscal Year 2010 Guidance
For fiscal year 2010, P&G confirmed previous guidance for organic sales growth of one to three percent.  The Company said it expects net sales in the range of flat to up three percent versus prior year levels, which includes a foreign exchange impact of zero to minus one percent.  P&G now expects fiscal 2010 earnings per share in the range of $3.99 to $4.12 per share.  This includes a one-time net increase in earnings of $0.44 per share from the sale of the Pharmaceutical business, which will be partially offset by $0.10 to $0.12 per share of earnings dilution related to the transaction.

July – September Quarter Guidance
For the July – September quarter, P&G confirmed expectations for organic sales growth of zero to negative three percent.  Foreign exchange is expected to reduce net sales by about seven percent resulting in net sales down seven to 10 percent versus the prior year.  The Company continues to estimate all-in earnings per share of $0.95 to $1.00 for the quarter.

October – December Quarter Guidance
For the October – December quarter, P&G said it expects organic sales growth of one to four percent.  The Company plans to provide a more detailed outlook for second quarter sales and earnings per share when it releases first quarter results on October 29, 2009.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (8) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (15) the ability to rely on and maintain key information technology systems.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble

Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contacts:
Mark Erceg, 513.983.2414
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

Organic Sales Growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this provides investors with a more complete understanding of underlying sales trends by providing sales growth on a consistent basis.

The reconciliation of reported sales growth to organic sales is as follows:
	JFM ‘04	AMJ ‘04	JAS ‘04	OND ‘04	JFM ‘05	AMJ ‘05	JAS ‘05	OND ‘05	JFM ‘06	AMJ ‘06
Net Sales Growth	22%	19%	13%	9%	10%	10%	8%	27%	21%	25%
Foreign Exchange Impact	-5%	-3%	-3%	-3%	-3%	-2%	-1%	2%	3%	0%
Acquisition/ Divestiture Impact	-8%	-8%	-4%	1%	1%	1%	1%	-21%	-18%	-17%
Organic Sales Growth	9%	8%	6%	7%	8%	9%	8%	8%	6%	8%

	JAS ‘06	OND ‘06	JFM ‘07	AMJ ‘07	JAS ‘07	OND ‘07	JFM ‘08	AMJ ‘08	JAS ‘08	OND ‘08
Net Sales Growth	27%	8%	8%	8%	8%	9%	9%	10%	9%	-3%
Foreign Exchange Impact	-1%	-3%	-2%	-3%	-3%	-5%	-5%	-6%	-5%	5%
Acquisition/ Divestiture Impact	-20%	0%	0%	0%	0%	1%	1%	1%	1%	0%
Organic Sales Growth	6%	5%	6%	5%	5%	5%	5%	5%	5%	2%

	JFM ‘09	AMJ ‘09	JAS ‘09	OND ‘09
Net Sales Growth	-8%	-11%	-10% to -7%	1% to 4%
Foreign Exchange Impact	9%	9%	7%	0%
Acquisition/ Divestiture Impact	0%	1%	0%	0%
Organic Sales Growth	1%	-1%	-3% to 0%	1% to 4%

           Core EPS:  This is a measure of the Company’s diluted net earnings per share from continuing operations excluding incremental restructuring charges incurred to offset the dilutive impact of the Folgers divestiture.  We do not view these items to be part of our sustainable results. We believe the core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth. The table below provides a reconciliation of reported diluted net earnings per share from continuing operations to core earnings per share:

	FY 2009	FY 2010
Diluted Net Earnings Per Share	$4.26	$3.99 to $4.12
Folgers Results of Operations and Gain on the Sale	($0.68)	-
Gain on the Sale of Pharmaceuticals	-	($0.44)
Gain on the Sale of Japan Actonel	-	($0.04)
Pharmaceuticals Results of Operations	($0.20)	($0.07) to ($0.05)
Corporate Restructuring Attributable to Pharmaceuticals	$0.01	($0.00)
Diluted Net Earnings Per Share - Continuing Operations	$3.39	$3.44 to $3.59
Incremental Folgers-related Restructuring Charges (ex. Pharma)	$0.09	-
Rounding Impacts	(0.01)	-
Core Earnings Per Share	$3.47	$3.44 to $3.59
Core EPS Growth		-1% to 3%

	JAS 2008	JAS 2009
Diluted Net Earnings Per Share	$1.03	$0.95 to $1.00
Folgers Results of Operations	($0.02)	-
Gain on the Sale of Japan Actonel	-	($0.04)
Pharmaceuticals Results of Operations	($0.05)	($0.05) to ($0.04)
Diluted Net Earnings Per Share - Continuing Operations	$0.96	$0.86 to $0.92
Incremental Folgers-related Restructuring Charges (ex. Pharma)	$0.01	-
Core Earnings Per Share	$0.97	$0.86 to $0.92
Core EPS Growth		-11% to -5%